Exhibit 99.1

News Release

Contact:	Investor Relations Metabasis Therapeutics, Inc. (858) 622-2223

METABASIS THERAPEUTICS ANNOUNCES THAT ITS COLLABORATOR MERCK & CO., INC. HAS

SELECTED A LEAD AMPK ACTIVATOR FOR LATE PRECLINICAL DEVELOPMENT AND HAS AGREED TO MAKE A ONE-TIME PAYMENT FOR ALL REMAINING FINANCIAL OBLIGATIONS

SAN DIEGO, CA – June 10, 2009 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX) announced today that its four year research collaboration with Merck & Co., Inc. (“Merck”), focused on the discovery and development of AMP protein kinase (AMPK) activators, has yielded a lead candidate that Merck has selected to advance into late preclinical development. In addition, under an amended agreement, Merck has agreed to pay Metabasis a one-time fee of $6 million that satisfies all future obligations for milestones and royalty payments.

Metabasis and Merck entered into a collaboration and license agreement in June 2005 focused on the discovery, development and commercialization of AMPK activators for the treatment of various metabolic diseases. As part of the original agreement, Metabasis received funding for a three year research term, which was extended by another year, through June 2009. Also in the original agreement, Metabasis received an upfront payment of $5 million, funding for its research contribution to the program, and was eligible to receive payments upon achievement of certain milestones associated with the development of a product candidate, as well as a royalty on net sales should a product be commercialized.

Metabasis reported in May that it had restructured the Company due to difficulties in raising capital from a financing or other sources. Metabasis continues to seek additional capital to satisfy its current obligations and to fund its ongoing operations. Even with the $6 million payment described above, if the Company is unsuccessful in the near-term in raising additional capital, the Company may be forced to cease its operations entirely.

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company that has established a broad pipeline of product candidates and advanced discovery programs targeting large markets with significant unmet needs. The Company’s product pipeline includes clinical-stage product candidates and advanced discovery programs for the treatment of metabolic diseases such as diabetes and hyperlipidemia, as well as product candidates and advanced discovery programs for the treatment of liver diseases such as hepatitis and primary liver cancer.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, Metabasis’ ability to raise additional capital; and Metabasis’ ability to continue operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Metabasis’ ability to obtain additional financing to support its operations; the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to generate financing through partnerships; Metabasis’ ability to regain compliance with Nasdaq listing requirements; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.